Exhibit 10.4

                    The following current executive officers have entered into Executive Severance Agreements with the Company in the form filed herewith. The information listed below is inserted into the blanks for the respective executive officer's Executive Severance Agreement.

	Salary Multiplier Rate (Section 4(a)(4))	Termination Period (Section 1(n))	Change of Control Continuation Period (Section 2)

Stephen L. Gulis, Jr.	3	3 years	36 months
Blake W. Krueger	3	3 years	36 months
Kenneth A. Grady	2	2 years	24 months
Cheryl L. Johnson	2	2 years	24 months
Nicholas P. Ottenwess	2	2 years	24 months

WOLVERINE WORLD WIDE, INC
EXECUTIVE SEVERANCE AGREEMENT

                    THIS AGREEMENT is entered into as of the ____ day of ____________, 2007 (the "Effective Date"), by and between Wolverine World Wide, Inc., a Delaware corporation ("Wolverine"), and _____________ ("Executive").

W I T N E S S E T H:

                    WHEREAS, Executive currently serves as a key employee of Wolverine and/or its subsidiaries and his/her services and knowledge are valuable to Wolverine in connection with the management of one or more of Wolverine's principal operating facilities, divisions, or subsidiaries; and

                    WHEREAS, Wolverine considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Wolverine and its stockholders; and

                    WHEREAS, the Board has determined that it is in the best interests of Wolverine and its stockholders to secure Executive's continued services and to ensure Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as hereafter defined) of Wolverine, without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Executive's full attention and dedication to Wolverine and/or its subsidiaries, the Board has authorized Wolverine to enter into this Agreement.

                    NOW, THEREFORE, WOLVERINE AND EXECUTIVE AGREE AS FOLLOWS:

          1.          Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

          (a)          "Board" means the Board of Directors of the Company.

          (b)          "Cause" means (1) the willful and continued failure by Executive to substantially perform his or her duties with Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness, or any such actual or anticipated failure resulting from Executive's termination for Good Reason) after a demand for substantial performance is delivered to Executive by the Board and/or its Chairman (which demand shall specifically identify the manner in which the Board and/or its Chairman believes that Executive has not substantially performed his or her duties); or (2) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Company. For purposes of this Section, no act or failure to act on the part of Executive shall be considered "willful" unless done or omitted to be done by

Executive not in good faith and without reasonable belief that his or her action(s) or omission(s) was in the best interests of the Company. In addition, no termination of Executive's employment shall be for Cause unless the Company shall have provided to Executive written notice of its intent to terminate Executive's employment for Cause that includes a description of the events constituting Cause, and Executive shall not have cured such purported Cause (to the extent it is curable) to the reasonable satisfaction of the Board within ten (10) days after receipt of such notice. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until the Company provides Executive with a copy of a resolution adopted by an affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive has been guilty of conduct set forth in subsections (1) or (2) above, setting forth the particulars in detail. A determination of Cause by the Board shall not be binding upon or entitled to deference by any finder of fact in the event of a dispute, it being the intent of the parties that such finder of fact shall make an independent determination of whether the termination was for "Cause" as defined in (1) and (2) above.

          (c)          "Change in Control" means:

          (1)          the acquisition by any individual, entity, or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition by the Company, (b) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (c) any acquisition by any corporation pursuant to a reorganization, merger, or consolidation involving the Company, if, immediately after such reorganization, merger, or consolidation, each of the conditions described in clauses (i), (ii), and (iii) of subsection (3) shall be satisfied, or (d) any acquisition by the Executive or any group of persons including the Executive; and provided further that, for purposes of clause (a), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Company Common Stock or

20% or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Voting Securities, such additional beneficial ownership shall constitute a Change in Control;

          (2)          individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least three-quarters of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board, shall be deemed to have been a member of the Incumbent Board;

          (3)          approval by the stockholders of the Company of a reorganization, merger, or consolidation unless, in any such case, immediately after such reorganization, merger, or consolidation, (i) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation and more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger, or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger, or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger, or consolidation (or any corporation controlled by the Company), or any Person which beneficially owned, immediately prior to such reorganization, merger, or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or the Outstanding

Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation or 20% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger, or consolidation; or

          (4)          approval by the stockholders of the Company of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (a) more than 50% of the then outstanding shares of common stock thereof and more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (b) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company), or any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of Common stock thereof or 20% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

          Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control and Executive reasonably demonstrates that such termination was at the request of or in response to a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party") who effectuates a

Change in Control, then for all purposes of this Agreement, the date of a Change of Control shall mean the date immediately prior to the date of such termination of Executive's employment.

          (d)          "Code" means the Internal Revenue Code of 1986, as amended.

          (e)          "Common Stock" means the common stock of the Company, $1 par value per share.

          (f)          "Company" means Wolverine World Wide, Inc., a Delaware corporation, and any corporation or other entity in which Wolverine World Wide, Inc. has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

          (g)          "Date of Termination" means the effective date on which Executive's employment by the Company terminates as specified in a Notice of Termination by the Company or Executive, as the case may be. Notwithstanding the previous sentence, (i) if the Executive's employment is terminated for Disability, as defined in Section 1(h), then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received, and (ii) if the Executive's employment is terminated by the Company other than for Cause, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received.

          (h)          "Disability" means Executive's failure to substantially perform his/her duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive's incapacity due to mental or physical illness.

          (i)          "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events:

          (1)          (i) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive's position(s), duties, responsibilities, or status with the Company immediately prior to such Change in Control, (ii) a material adverse change in Executive's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control, (iii) any removal or involuntary termination of Executive by the Company otherwise than as expressly permitted by this Agreement (including any purported termination of employment which is not effected by a Notice of Termination), or (iv) any failure to re-elect Executive to any position with the Company held by Executive immediately prior to such Change in Control;

          (2)          a reduction by the Company in Executive's rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

          (3)          any requirement of the Company that Executive (i) be based anywhere other than the facility where Executive is located at the time of the Change in Control or reasonably equivalent facilities within Kent County, Michigan or (ii) travel for the business of the Company to an extent substantially more burdensome than the travel obligations of Executive immediately prior to such Change in Control;

          (4)          the failure of the Company to continue the Company's executive incentive plans or bonus plans in which Executive is participating immediately prior to such Change in Control or a reduction of the Executive's target incentive award opportunity under the Company's Amended and Restated Executive Long-Term Incentive Plan (3-Year Bonus Plan) and Amended and Restated Executive Short-Term Incentive Plan (Annual Bonus Plan) (collectively, annual bonus plans) or other bonus plan adopted by the Company, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits or receives compensation as a substitute for such plans providing Executive with a substantially equivalent economic benefit;

          (5)          the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which Executive is participating immediately prior to such Change in Control, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits or receives compensation as a substitute for such plans providing Executive with a substantially equivalent economic benefit, or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any such plan, (ii) provide Executive and Executive's dependents with welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs, and policies of the Company in effect for Executive immediately prior to such Change in Control, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs, and policies of the Company in effect for Executive immediately prior to such Change in Control, or (iv) provide Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect for Executive immediately prior to such Change in Control;

          (6)          the failure of the Company to pay any amounts owed Executive as salary, bonus, deferred compensation or other compensation;

          (7)          the failure of the Company to obtain an assumption agreement from any successor as contemplated in Section 9(b);

          (8)          any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination which satisfies the requirements of a Notice of Termination; or

          (9)          any other material breach by Company of its obligations under this Agreement.

          For purposes of this Agreement, any good faith determination of Good Reason made by Executive shall be conclusive on the parties; provided, however, that an isolated and insubstantial action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Any event or condition described in this Section 1(g) which occurs prior to a Change in Control, but which Executive reasonably demonstrates was at the request of or in response to a Third Party who effectuates a Change in Control or who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

          (j)          "Nonqualifying Termination" means a termination of Executive's employment (1) by the Company for Cause, (2) by Executive for any reason other than for Good Reason with Notice of Termination, (3) as a result of Executive's death, (4) by the Company due to Executive's Disability, unless within thirty (30) days after Notice of Termination is provided to Executive after such Disability Executive shall have returned to substantial performance of Executive's duties on a full-time basis, or (5) as a result of Executive's Retirement. For purposes of this Agreement, termination by the Company shall not include a transfer of employment between subsidiaries of Wolverine or between Wolverine and its subsidiaries. The terms of such transfer, however, may serve as the basis for termination of employment by Executive for Good Reason.

          (k)          "Notice of Termination" means a written notice by the Company or Executive, as the case may be, to the other, which (1) indicates the specific reason for Executive's termination, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment, and (3) specifies the termination date. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

          (l)          "Positive Spread" means the spread between the exercise price of the options held by Executive under the 1993, 1995, 1997, 1999, 2001, 2003 or 2005 Stock Incentive Plan or any other stock option plan now or subsequently adopted by the Company, and the higher of (1) the closing price of the Common Stock as reported on the Termination Date on the New York Stock Exchange, or if the New York Stock Exchange is closed on that date, the last preceding date on which the New York Stock Exchange was open and on which shares of Common Stock were traded, or (2) the highest price per share paid in connection with the Change in Control.

          (m)          "Retirement" means termination of employment by either the Executive or the Company on or after the Executive's normal retirement date under the terms of retirement plans of the Company, but not earlier than the age of 65.

          (n)          "Termination Period" means the period of time beginning with a Change in Control and ending on the earliest to occur of Executive's death and ___________ years following such Change in Control.

          2.          Term of Agreement.          This Agreement shall commence on the Effective Date and shall continue in effect through the third anniversary of the Effective Date. However, on the first anniversary of the Effective Date, and on each such anniversary thereafter, the term of this Agreement will be extended automatically for one (1) year (to a total of three (3) years) unless, not later than six (6) months prior to such anniversary date, the Company gives Executive written notice that it has elected not to extend this Agreement; provided that (a) no such action shall be taken by the Company during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control, and (b) this Agreement shall continue in effect for at least ___________ months following the occurrence of a Change in Control. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate upon termination of Executive's employment with the Company prior to a Change in Control (except as otherwise provided hereunder).

          3.          Obligations of Executive. Executive agrees that in the event any person or group attempts a Change in Control, he/she shall not voluntarily leave the employ of the Company (other than as a result of Disability or upon Retirement) without Good Reason until the earlier of (a) the termination of such attempted Change in Control or (b) the occurrence of a Change in Control. For purposes of this Section 3, Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board. Termination of employment by Executive without Good Reason, however, shall not entitle Executive to benefits under Section 4 unless he/she is entitled to such benefits under another provision of this Agreement.

          4.          Severance Benefits.          If the employment of Executive shall terminate during the Termination Period, other than by reason of a Nonqualifying Termination, then Executive shall receive the following severance benefits as compensation for services rendered:

          (a)          Lump Sum Cash Payment.          Within five (5) days after the Date of Termination, Executive shall receive a lump sum cash payment in an amount equal to the sum of the following:

          (1)          Executive's unpaid base salary from the Company through the Date of Termination at the rate in effect (without taking into account any reduction of base salary constituting Good Reason), just prior to the time a Notice of Termination is given plus any benefit awards (including both the cash and stock components) and bonus payments which pursuant to the terms of any plans have been earned or become payable, to the extent not theretofore paid;

          (2)          As payment in lieu of a bonus to be paid under the Amended and Restate Executive Short-Term Incentive Plan (Annual Bonus Plan) (an annual bonus plan) or comparable plans for the time Executive was employed by the Company in the year of termination, an amount equal to the number of days Executive was employed by the Company prior to the Date of Termination in the year of termination divided by the number of days in the year multiplied by 100% of the greater of either (a) the bonus awarded to Executive under the Executive Short-Term Incentive Plan for the immediately preceding year, or (b) the average bonus paid to Executive over the preceding two-year period under the Executive Short-Term Incentive Plan;

          (3)          As payment in lieu of bonuses that would have been paid under each Executive Long-Term Incentive Plan (3-Year Bonus Plan) ("Three Year Plan") or other comparable plan(s) in which the Executive was eligible to participate on the Date of Termination, the Executive shall receive an amount based on the earnings per share goals under each of the Three Year Plans. The earnings per share for each Three Year Plan will be calculated in the following manner:

          (a)          for any year prior to the year of termination, the earnings per share will equal the actual earnings per share attained in that year;

          (b)          for the year of termination, the earnings per share will equal the projected earnings per share based upon the latest internal company projection for such year;

          (c)          for any year subsequent to the year of termination, the earnings per share will equal the earnings per share required to attain the maximum goal under the Three Year Plan for that year.

After attaining the total earnings per share for all three years of each Three Year Plan, the payment made for each Three Year Plan will equal the bonus the Executive would have received under the Three Year Plan using the earnings per share determinations above, multiplied by the number of days the Executive participated in the Three Year Plan prior to the Date of Termination, divided by the total number of days in the Three Year Plan.

          (4)          _______ times the sum of the following: (a) Executive's highest annual rate of base salary from the Company in effect during the 12-month period prior to the Date of Termination, plus (b) the greater of the average amount earned by Executive during the previous two (2) years or for the previous year under the Amended and Restated Executive Short Term Incentive Plan (Annual Bonus Plan) (or other annual bonus plans), plus (c) the greater of the average amount earned by Executive during the previous two (2) years or for the previous year under each of the Executive Long-Term Incentive (Three Year) Plans (or other similar plans), in which Executive participates at the Date of Termination.

          (5)          100% of the Positive Spread for any options held by Executive, whether vested or not vested, which are not incentive stock options as defined under Section 422 of the Code payable upon surrender by Executive of such options; and

          (a)          100% of the Positive Spread for any options held by Executive, whether vested or not vested, which are incentive stock options as defined under Section 422 of the Code payable upon surrender by Executive of such options.

          (b)          Loans.          Any loans that the Executive had outstanding under the loan program of the Company shall remain payable according to the terms of such program.

          (c)          Benefits.          Excepting any retirement plans covered by Subsection 4(d) below, the Company shall maintain in full force and effect for the benefit of Executive all employee benefit plans, programs and arrangements that the Executive was entitled to participate in immediately prior to the Date of Termination for the longer of six (6) months after the Date of Termination or the date upon which the Executive receives comparable benefits from a new employer. The Company, however, need not maintain such benefit plans, programs or arrangements after one (1) year following the Date of Termination.

If the Executive's participation in any such plan or program is barred, the Company shall arrange to provide comparable benefits substantially similar to those which the Executive received under such plans and programs.

          (d)          Retirement Benefits.          In addition to the benefits the Executive is entitled to receive under any retirement plans in which the Executive participates on the Date of Termination, the Company shall pay the Executive a cash payment at the Executive's normal retirement age of an amount equal to the actuarial equivalent of any additional benefit the Executive would have been entitled to receive under the terms of the plan or program without regard to any vesting or minimum service requirements under the plan had the Executive received three (3) additional years of service following the Date of Termination, subject to any maximum years of service limitations under any retirement plan. The earnings for those three (3) additional years of services shall equal the Executive's annualized earnings at the Date of Termination (with earnings calculated the same as "Earnings" are defined in the Company's Supplemental Executive Retirement Plan ("SERP")) and without taking into account any reduction of base salary constituting Good Reason. For purposes of this Subsection, "retirement plans" shall be deemed to include, without limitation, the Company's Pension Plan and the Company's SERP. Additionally, for purposes of this Subsection, "normal retirement age" shall be 65 years of age.

          (e)          Adjustments. If Executive is entitled to receive a Payment equal to or between one hundred percent (100%) and one hundred fifteen percent (115%) of the amount that would trigger application of the Excise Tax (as hereafter defined), meaning Executive will receive no Gross-Up Payment with respect to the Payment in accordance with Section 5, the Company shall determine whether the Executive would receive a greater after-tax net amount if the Payment is reduced by an amount sufficient to make the Excise Tax inapplicable to the Payment rather than paying the applicable Excise Tax. If the Company determines that the Executive will receive a greater after-tax net amount by reducing the Payment, such determination shall be final, and the Company shall reduce the Payment by an amount sufficient to make the Excise Tax inapplicable to the Payment otherwise due to Executive. The Company may retain the Accounting Firm (as hereafter defined) to assist with any calculations required under this Subsection (e) and Executive agrees to furnish such tax and financial information as may reasonably be required for calculations under this Subsection (e). In the event the Company reduces any Payment to an Executive under this Subsection (e), the Executive shall be entitled to determine which elements or benefits, or combination thereof, constituting the Payment will be reduced or deferred, subject to confirmation by the Company that the reduction or deferral elected by Executive will exempt the Payment from any Excise Tax.

          (f)          Out-Placement Services. For the period beginning with the Date of Termination and ending on the last day of the second calendar year following the calendar year in which the Date of Termination occurred, the Company shall provide the Executive with executive out-placement services by entering into a contract with a company chosen by the Executive specializing in such services.

          5.          Certain Additional Payments by the Company.

          (a)          Anything in this Agreement to the contrary notwithstanding, if any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5 (a "Payment") that exceeds one hundred fifteen percent (115%) of the amount that would trigger application of the excise tax imposed by Section 4999 of the Code, or any successor Code provision (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), or any interest or penalties are incurred by Executive with respect to Excise Tax on such amount, then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company shall not be obligated to make any Gross-Up Payment to Executive with respect to any Payment equal to or less than one hundred fifteen percent (115%) of the amount that would trigger application of the Excise Tax.

          (b)          Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a

Payment, or such earlier time as is requested by the Company or Executive (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group affecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to Executive within five (5) days of the receipt of the Determination, but in no event later than the end of the Executive's taxable year next following the Executive's taxable year in which the Excise Tax is paid to the taxing authority. If the Accounting Firm determines that no Excise Taxes are payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. If the Accounting Firm determines that Excise Taxes are payable and that the associated Payment does not exceed one hundred fifteen percent (115%) of the amount that would trigger application of the Excise Tax, the Accounting Firm shall notify Executive that Executive is responsible for payment of the Excise Tax. The Determination by the Accounting Firm shall be binding upon the Company and Executive; however, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required to make payment of any Excise Tax that qualifies for a Gross-Up Payment in accordance with this Section 5, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

          (c)          Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          (1)          give the Company any information reasonably requested by the Company relating to such claim,

          (2)          take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (3)          cooperate with the Company in good faith in order effectively to contest such claim, and

          (4)          permit the Company to participate in any proceeding relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d)          If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5, Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          6.          Withholding Taxes. The Company may withhold from all payments due to Executive (or his/her beneficiary or estate) hereunder all taxes which, by applicable federal, state, local, or other law, the Company is required to withhold therefrom.

          7.          Reimbursement of Expenses. If any contest or dispute shall arise under or related to this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute regardless of the result thereof.

          8.          Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company.

          9.          Successors; Binding Agreement.

          (a)          This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

          (b)          The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 9, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or his/her beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation, or transfer of assets shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation, or transfer becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

          (c)          This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

          10.          Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or received by facsimile transmission or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

[________________________] [________________________]

          If to the Company:

General Counsel Wolverine World Wide, Inc. 9341 Courtland Drive, N.E. Rockford, Michigan 49351

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          11.          Full Settlement; Resolution of Disputes.

          (a)          The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not Executive obtains other employment.

          (b)          If there shall be any dispute between the Company and Executive in the event of any termination of Executive's employment then, until there is a final, nonappealable, determination pursuant to arbitration declaring that such termination was for Cause, that the determination by Executive of the existence of

Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to Executive and his/her dependents or other beneficiaries, as the case may be, under Section 4, the Company shall pay all amounts, and provide all benefits, to Executive and his/her dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4 as though such termination were by the Company without Cause or by Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 11 except upon receipt of an undertaking by or on behalf of Executive to repay all such amounts to which Executive is ultimately determined by the arbitrator not to be entitled.

          12.          Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

          13.          Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Rockford, Michigan, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that Executive shall be entitled to seek specific performance of his/her right to be paid pursuant to Section 11(b) during a dispute. Judgment may be entered on the arbitration award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13.

          14.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          15.          Miscellaneous. No provision of this Agreement may be modified or waived unless such modification is agreed to in writing and signed by Executive and by a duly authorized officer of the Company, or such waiver is signed by the waiving party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights of, and benefits payable to, Executive, his/her estate, or his/her beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his/her estate, or his/her beneficiaries under any other employee benefit plan or compensation program of the Company, except that no benefits pursuant to any other employee plan or compensation program that become payable or are paid in accordance with this Agreement shall be duplicated by operation of this Agreement. No agreements or representations, oral or otherwise, express or implied, with regard to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement supersedes and replaces any prior agreement between the parties (including, without limitation, any previous Executive Severance Agreement) with respect to the matters addressed herein.

          16.          Compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive's termination of employment with the Company, he is a "specified employee" as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided until the earlier of (A) the date which is six (6) months after Executive's "separation from service" for any reason, other than due to death or "disability" (as such terms are used on Section 409A(a)(2) of the Code); or (B) the date of his death. The provisions of this Section shall only apply to the extent required to avoid Executive's incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

                    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company. Executive has executed this Agreement as of the day and year written below.

WOLVERINE WORLD WIDE, INC.

By:

Its:

"Company"

AGREED TO THIS ____ DAY OF _____________, 2007.

"Executive"